Exhibit 10.10
AMENDED AND RESTATED LICENSE AGREEMENT
This Amendment and Restated License Agreement (“Agreement”), effective as of April 28, 2010 (the “Effective Date”), is made by and between Vanahab Health Diagnostics, LLC, a Nevada limited liability company, having an office at 4215 Fashion Square Boulevard, Suite 3, Saginaw, Michigan 48603 (hereinafter “Licensor”) and NxOpinion LLC, a Nevada limited liability company, having its principal place of business at 4215 Fashion Square Boulevard, Suite 3, Saginaw, Michigan 48603 (hereinafter “Licensee”).
RECITALS
Whereas, Licensee currently licenses The Robertson Medical Decision Support System (with certain restrictions including Field of Use restrictions) from Vanahab LLC, a Nevada limited liability company and the Parent of Licensor (“Vanahab”), under a License Agreement dated May 1, 2006 and as amended by the License Amendment dated October 1, 2006 (hereinafter the “Existing License Agreement”).
Whereas, Vanahab, an Affiliate of Licensor, also provides an exclusive license to similar technology, labeled an “Occurrence System” to Robertson Research Institute (RRI), a Colorado nonprofit corporation, and a public charity as defined in section 501(c)(3) of the Internal Revenue Code and InfoDx, a Colorado nonprofit corporation, and a public charity as defined in section 501(c)(3) of the Internal Revenue Code in a license agreement dated May 1, 2006 (the “RRI License”).
Whereas, Licensor and Licensee desire to replace the Existing License Agreement with this Agreement, as well as the Existing RRI License in order to clarify and restate the scope of the license granted under the Existing License Agreement, and to more specifically define the rights licensed to each of RRI & Licensee.
Whereas, Licensor and Licensee desire to remove field of use of restrictions in the Existing License Agreement, clarify exclusive use between RRI and Licensee and expand the use of occurrence and rules based engines.
Now, therefore, in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:
1.	DEFINITIONS
1.1
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls another Person, is controlled by a Person, or is under common control with another Person, where “control” means the power and ability to direct the management and policies of the controlled Person through ownership or by voting right, contract, or other means. For purposes of this Agreement, Licensor and Licensee shall not be considered Affiliates, and RRI and InfoDx shall not be considered Affiliates of Licensor or Licensee.

1.2	“Agreement” means this license agreement (inclusive of its Exhibits and Schedules), as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
1.3	“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person which is provided for or required pursuant to the terms of this Agreement.
1.4
“Technical Information”, as used herein, means the data, designs, files, records, processes, trade secrets, business, manufacturing or sales information, know-how, and any other information related to the Database or Proprietary Software which Licensee obtains from Licensor as well as any and all of such information Licensee obtains as a result of Technical Assistance to Licensee.

1.5	“Database” shall mean any database used by the Proprietary Software, including but not limited to, NxOpinion Knowledge Management Database.
1.6
“Licensed Software” means all software of which the Licensor or a Licensor Affiliate is a licensee or has licensee rights including the right to license such software, grant sublicenses, or grant the right to grant sublicenses, without having to make any payments to any third party.

1.7
“Proprietary Information” of a Party means any item of information, including but not limited to, business information, Technical Information, the source code of the Proprietary Software, Improvements, and the Database, including the methodology, relationships, algorithms, associations, and underlying data of the Database (excluding any data output by the Proprietary Software from the Database when the Proprietary Software is used as intended by Customers) disclosed by that Party (or its Affiliates) to the other Party (or its Affiliates), or learned during the course of the Existing License Agreement or the License Agreement dated May 25, 2005 and as amended, between Vanahab and Licensee, or during the course of this Agreement, and that which the Parties consider proprietary and/or confidential or was treated as confidential or proprietary by Vanahab and Licensee whether in writing, orally, visually, or by demonstration. However, Proprietary Information does not include information that: (i) is now or subsequently becomes public through no fault or breach of confidentiality obligation by the recipient; (ii) is rightfully obtained by the recipient without an obligation of confidentiality; or (iii) is developed by the recipient independently and without reference to any Proprietary Information of the discloser.

1.8	“License” means the license rights granted by Licensor to Licensee in Article 2.
1.9
“Improvements”, as used herein, means any modification, corrections, adaptations, alterations, translations, updates, upgrades, new version and releases, enhancements, improvements, revisions, replacements or other derivative works, whether or not patentable or copyrightable, of the Technical Information, Proprietary Software, or Database.

1.10
“Intellectual Property Rights” means all, now known or hereafter known, tangible and intangible (a) rights associated with works of authorship, including but not limited to copyrights and copyrightable material; (b) trademark and trade name rights and similar rights; (c) trade secret rights and know-how; (d) patents, patents pending, provisional patents, designs, algorithms, and other industrial property rights; (e) rights to Technical Information, Improvements, Database, or Proprietary Software; (f) all other intellectual and industrial property rights, whether arising by operation of law, contract, license, or otherwise; (g) all registrations, applications, renewals, extensions, continuations in part, divisions, or reissues hereof now or hereafter in force (including any rights in any of the foregoing); and (h) all rights therein to any Proprietary Information owned or controlled by Licensor or any Licensor Affiliate.

1.11	“Customer(s)”, as used herein, means any and all customers of Licensee, specified on Schedule A.
1.12	“Party” when used in the singular means Licensor or Licensee and when used in the plural means Licensor and Licensee.
1.13	“Person” means any individual, partnership, corporation, limited liability company, unincorporated association, trust, estate, or other type of entity.
1.14
“Proprietary Software” means software (including all source code and object code) owned by the Licensor, (including, but not limited to NxOpinion (an inference engine), NxKm (NxOpinion Knowledge Management System and decision support database)), including applications and all related programming files, including, but not limited to: HTML files, template files, configuration files, Windows Services, C# files, Java files, Javascript files, XML files, graphics files, data files, database designs, prototypes, technology, diagnostic routines, control software, scripts and programs, whether compiled or uncompiled, paper-based or electronic, both in object code and source code form; as well as all customization, documentation and any other materials developed by Licensee, Licensor, and RRI, and/or its employees, associates, suppliers, third-party agents, consultants, or advisors in existence at the date of this Agreement or in pursuance of this Agreement.

1.15
“Proprietary Data” means data (including new populations) entered into the Proprietary Software or Database, by a Party, an Affiliate, or as a result of an agreement between a Party (or an Affiliate) and a third party, but does not include any Proprietary Software, the Database and any Intellectual Property Rights.

1.16
“Technical Assistance” shall mean any assistance provided by Licensor, RRI or Robertson Institute (“RI”) to Licensee and related, directly or indirectly, to the Technical Information, Proprietary Software, Database or Improvements.

1.17	“Trademarks” means all trademarks or service marks, including the goodwill attaching to such marks, and all trade-dress, logos, slogans, and brand names, owned or controlled by Licensor.
2.	LICENSE GRANT
2.1
Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts, a nonexclusive, perpetual, worldwide, royalty free, and paid-up, license, with the right to grant sublicenses to any Customer, to use the Technical Information and to copy, modify, display and create derivative works of any copyrighted or copyrightable portions of the Technical Information, solely for Licensee’s use with the Customers.

2.2
Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts, a nonexclusive, perpetual, worldwide, royalty free, and paid-up, license, to use the Technical Information and to copy, modify, and create derivative works of any copyrighted or copyrightable portions of the Technical Information.

2.3
Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts a nonexclusive perpetual, worldwide, royalty free, and paid-up license, to copy, possess, use, modify, and create derivative works of the Proprietary Software and Improvements of the Proprietary Software.

2.4
Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts a nonexclusive, perpetual, worldwide, royalty free, and paid-up license, with the right to grant sublicenses to any Customer (including the right for the Customer to grant limited end-user license agreements to third parties, the terms and conditions of such end-user license agreements being pre-approved in writing by Licensor), to use the Proprietary Software and Improvements of the Proprietary Software. The rights of Licensee to grant sublicenses under this Section 2.3 are subject to the Licensor meeting the requirements of Section 4.11.

2.5
Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts a nonexclusive perpetual, worldwide, royalty free, and paid-up license, with the right to grant sublicenses to any Customer (including the right for the Customer to grant limited end-user license agreements to third parties, the terms and conditions of such end-user license agreements being pre-approved in writing by Licensor), to use the Database and upload data to the Database. The rights of Licensee to grant sublicenses under this Section 2.3 are subject to the Licensor meeting the requirements of Section 4.11.

2.6
Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts a nonexclusive perpetual, worldwide, royalty free, and paid-up license to copy, possess, use, modify, create derivative works, and add new populations to the Database.

2.7
Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts a nonexclusive perpetual, royalty-free, paid up worldwide license to use the Trademarks with the Proprietary Software, Technical Information, Improvements, Database, and Technical Assistance.

2.8	With the exception of RRI and InfoDx, Licensor shall not license the Technical Information, Proprietary Software, and Improvements to any third party without written consent of Licensee.
2.9
Licensor understands and agrees that Robertson Technologies Licensing LLC, a Nevada limited liability company, having a place of business at 4215 Fashion Square Boulevard, Suite 3, Saginaw, Michigan 48603, USA, (“RTL”) may act as a limited intermediary and a special purpose entity between the Customers and Licensee. To the extent necessary for RTL to perform its role as a special purpose entity and a limited intermediary under this Section 2.9, Licensor hereby agrees that RTL may exercise the rights of Licensee under Sections 2.1, 2.4 and 2.5, subject to the terms and conditions of Articles 3, 4, and 6-10 of this Agreement and solely on behalf of Licensee and solely with the Customers, sign license agreements with Customers and grant rights to Customers to grant sublicenses, as if Licensee were performing such actions.

3.	OWNERSHIP
3.1
Licensor retains, and Licensee hereby acknowledges that Licensor retains, all right, title and interest in and to the Technical Information, Intellectual Property Rights, Proprietary Software, Database, Trademarks, Proprietary Information and Improvements, and to the extent that Improvements or Intellectual Property Rights were developed by or on behalf of Licensee, Licensee shall assign and hereby does assign all right, title and interest in and to the Improvements or Intellectual Property Rights. Licensee shall execute any and all documents deemed necessary or appropriate by the Licensor to accomplish the assignments of the Improvements and Intellectual Property Rights as contemplated by this Section 3.1. Further, Licensee will cooperate with the Licensor to achieve assignment of such Improvements or Intellectual Property Rights, and will aid in any application or registration and protection of such Improvements or Intellectual Property Rights, at the expense of the Licensor. Further, Licensee will timely notify the Licensor of any such Improvements or Intellectual Property Rights, and copies of the Improvements or Intellectual Property Rights shall be timely provided to the Licensor, on appropriate media.

3.2
Licensee hereby acknowledges that nothing in this Agreement grants to Licensee any ownership or other interest in and to the Technical Information, Intellectual Property Rights, Proprietary Software, Database, Proprietary Information and Improvements of Licensor, except for the Licenses granted in Article 2.

3.3
Licensee shall be free to create, develop or use trademarks, other than the Trademarks, for use with the Technical Information, Database, and Proprietary Software, and Licensor hereby agrees that nothing in this Agreement grants Licensor any ownership or other interest in such trademarks.

3.4
Each Party understands and agrees that the other Party (and Affiliates) may sign agreements with third parties to add Proprietary Data to the Databases and to the extent allowable under such agreements, such other Party shall own any and all rights in such added Proprietary Data (including but not limited to conclusions, reports, interpretations, inferences and other data produced from or as a result of such Proprietary Data). Each Party further understands and agrees that it has no right in the Proprietary Data of the other Party, unless otherwise agreed to in writing by the Parties. Notwithstanding the foregoing, Licensee understands and agrees that under Section 2.8 Licensor may be entering into license agreement with other parties from time-to-time, who may in turn be entering into agreements with third parties that result in Proprietary Data being added to the database and Licensee shall not have any right or interest in the Proprietary Data of such other parties.

4.	CONFIDENTIALITY
4.1	Except in connection with Licensee’s enjoyment of the License, Licensee shall not use or disclose to third parties Licensor’s Proprietary Information.
4.2
Licensee will use reasonable care to protect the secrecy of Licensor’s Proprietary Information, including implementing within sixty (60) days from the Effective Date of this Agreement trade secret policies and procedures acceptable to Licensor.

4.3	Licensee will maintain Licensor’s Proprietary Information in a secure environment at the Licensee’s place of business and use appropriate physical and computer security measures.
4.4
Licensee will limit access to Licensor’s Proprietary Information to those of its employees and agents who reasonably require access for the purposes of performing and enjoying the benefits of this Agreement and the Licenses granted in this Agreement, and Licensee will inform any such employee or agent of the confidentiality obligations in this Article 4.

4.5
Licensee will require all non-employee agents, contractors and consultants to execute a secrecy agreement no less protective of the Licensor’s Proprietary Information than the obligations of this Article 4.

4.6
Licensee may disclose Proprietary Information to the extent required by law. However, the Licensee will give the Licensor prompt notice to allow the Licensor a reasonable opportunity to obtain a protective order.

4.7
Licensee acknowledges that (i) the restraints imposed upon it pursuant to this paragraph are no greater than is reasonably necessary to preserve and protect the legitimate business interest of Licensor; (ii) said restraints will not impose an undue hardship upon it; and (iii) any violation or threatened violation of the restraints will irreparably injure Licensor. Accordingly, Licensor may, in addition to pursuing its other remedies, obtain such equitable and injunctive relief (including, but not limited to, preliminary and permanent injunctions) from the Oakland County, Michigan, Circuit Court, which the parties expressly select as the venue for such action, as may be necessary to enjoin any violation of the restraints. No bond or other security shall be required to obtain such relief.

4.8	Licensor hereby agrees that any license agreement with RRI will include similar obligations of confidentiality as imposed on Licensee in this Article 4.
4.9	Licensee and Licensor shall use, at a minimum, reasonably industry practices to ensure the confidentiality and trade secret status of the source code of the Proprietary Software.
4.10
The provisions of this Article 4 shall survive the termination of this Agreement in perpetuity. The parties agree that this period is reasonable in order to protect the proprietary interests of Licensor and Licensee.

4.11
Any time Licensee makes a sublicense permitted under this Agreement, Licensee will cause the sublicensee to execute a non-disclosure agreement no less protective of Licensor’s Proprietary Information than the obligations of this Article 4, unless such sublicense is only for the use of the executable code of Proprietary Software under a software license agreement previously approved by Licensor, and/or use of the Database through the Proprietary Software, under a database license, whether included in such software license agreement or a separate database license agreement, previously approved by the Licensor. Within a reasonable time of a market ready product using the Proprietary Software and before market launch of the Proprietary Software, Licensee shall submit a license agreement, consistent with the terms and conditions of this Agreement, for approval by Licensor, and such approval by Licensor shall not be unreasonably withheld.

5.	DELIVERY
5.1
Licensee agrees and acknowledges that Licensor’s Affiliate has previously provided all necessary information, including the Technical Information, Proprietary Software, Database, and Licensed Software that are licensed under Article 2 of this Agreement.

5.2
Licensee acknowledges and agrees that Licensor will be entering into a similar license agreement with RRI. Licensor shall, within sixty (60) days of Licensor receiving Improvements from RRI under such license agreement, provide such Improvements to NxOpinion, subject to any restrictions on RRI by third parties. Licensee acknowledges and agrees that Licensor may be also obligated in the license agreement with RRI to provide Improvements developed by or on behalf of Licensee to RRI under the terms and conditions similar to this Section 5.2.

6.	TERM AND TERMINATION
6.1
The term of this Agreement (including all rights and Licenses granted herein) shall commence as of the Effective Date and shall continue in perpetuity unless earlier terminated in accordance with Sections 6.2-6.3 of this Agreement.

6.2
This Agreement may be terminated by Licensor in the event that: (1) Licensee fails to cure a material breach of this License within ninety (90) days after written demand by Licensor notifying Licensee of the nature of the material breach and demand that it be cured; or (2) Licensee: (a) is adjudged bankrupt; (b) becomes insolvent; (c) makes a general assignment for the benefit of creditors; (d) has a receiver or trustee appointed for the benefit of its creditors; (e) files a voluntary petition in bankruptcy; (f) initiates reorganization proceedings or takes any step toward liquidation; (g) loses or has expropriated substantially all of its assets related to the Proprietary Software, Technical Information, Improvements, Database, and Trademarks; and (h) if control or ownership of Licensee is in any manner transferred; provided, however, the Licensee may assign any of its rights and obligations hereunder to any Affiliate.

6.3	This Agreement may be terminated by mutual agreement of the Parties at any time during the Term.
6.4	Upon the termination of the License and rights granted herein under Sections 6.2-6.3 of this Agreement, Licensee shall discontinue all effected use and effected rights granted in Article 2.

6.5
In the event the Licensor offers to sell, transfer or assign the Technical Information, Trademarks, Proprietary Software and Improvements to any third party or receive an offer to purchase the Technical Information, Trademarks, Proprietary Software and Improvements from any third party which the Licensor desires to accept (either of which type of offer being herein referred to as a “Third Party Offer”), the Licensee shall have a right of first refusal to purchase the Technical Information, Trademarks, Proprietary Software and Improvements on the same terms and conditions as that contained in the Third Party Offer. The Licensor shall promptly provide the Licensee with a written notice of any Third Party Offer, which notice shall include the exact terms and conditions of the Third Party Offer. Licensee shall have twenty-one (21) days from its receipt of such notice in which to provide the Licensor with written notice of the Licensee’s desire to exercise its right of first refusal on the same terms and conditions as contained in the Third Party Offer. If the Licensee elects to exercise its right of first refusal, the closing on the sale and purchase shall occur within thirty (30) days of the Licensee’s notice to the Licensor, unless otherwise provided in the Third Party Offer. If the Licensee does not provide written notice of its election to exercise its right of first refusal within twenty-one (21) days of its receipt of the Licensor’s notice as provided in this section, the Licensor shall be free to proceed with the sale, transfer or assignment of the Technical Information, Trademarks, Proprietary Software and Improvements to the third party in accordance with the terms and conditions of the Third Party Offer. The first refusal rights set forth in this section shall not apply, however, to any sale, transfer or assignment of the Technical Information, Trademarks, Proprietary Software and Improvements by the Licensor to any member, trustee or beneficiary of a Licensor or to any family members (spouses, children, parents or siblings) of such members, trustees, or beneficiaries, or to any trust of which a member, trustee or beneficiary of a Licensor, or a family member thereof, is himself or herself a beneficiary, or to any legal entities controlled by, controlling, or in common control with the Licensor. In addition, the first refusal rights set forth in this section shall not apply in the event the Licensee is in breach of this Agreement.

7.	WARRANTIES AND REPRESENTATIONS
7.1
Except as otherwise provided in this Article 7, no warranty, representation, promise, or guarantee, either express or implied, statutory or otherwise, is made with respect to the Technical Information, Proprietary Software, Licensed Software, Trademarks and Improvements, including but not limited to its accuracy, reliability, registerability on the Copyright Registry, Licensor’s ownership of, right to grant license in, or interest in any portion or all of the Technical Information, Proprietary Software, Licensed Software, Trademarks and Improvements. The Technical Information, Proprietary Software, Licensed Software, Trademarks and Improvements are provided “As Is” without any warranty of merchantability, noninfringement or fitness for a particular purpose.

7.2
EXCEPT FOR ANY EXPRESS WARRANTIES SET FORTH HEREIN, THE PARTIES MAKE NO OTHER, AND HEREBY DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

7.3
NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

7.4
The Licensor agrees that during the term of this Agreement, and subject to the condition that the Licensor has not exercised their option to terminate the License granted to the Licensee pursuant to the option to terminate set forth in Section 6.6, the Licensor shall refrain from competing with the Licensee with respect to the Technical Information, Proprietary Software, Trademarks and Improvements, subject to the condition that the Licensee is not in breach of this Agreement.

7.5	Licensor shall have no obligation to any Customers of Licensee and any maintenance and support services provided to Customers in relation to the Proprietary Software shall be provided by Licensee.
7.6
To the best of Licensor’s knowledge, the disclosure of the Proprietary Information by Licensor to Licensee, the grant of the License by Licensor to Licensee will not violate the intellectual property or other rights of any third party.

7.7
The Licensor and the Licensee agree to notify each other, if the notifying Party becomes aware of any actual or potential infringement of any proprietary rights associated with the Technical Information, Database, Proprietary Software, Licensed Software, Trademarks and Improvements, including misappropriation or misuse of trade secrets embodied within the Technical Information, Database, Proprietary Software, and Improvements.

7.8
In the event that after a reasonable time after notice is given under Section 7.7 there is not pending a suit by Licensor against an infringer of the Technical Information, Proprietary Software, Licensed Software, Database, Trademarks and Improvements, or against a third party who misappropriated or misused trade secrets embodied with the Technical Information, Database, Proprietary Software and Improvements, and if: (a) Licensee requests Licensor in writing that suit be brought against such person, concern, or third party because of such infringement; and (b) Licensor fails to bring such suit to obtain discontinuance of such infringement, misappropriation or misuse within ninety (90) days after receipt of Licensee’s request under this Section 7.8, then, in such case, Licensee will have the right to file suit against an infringer, or third party who misappropriated or misused trade secrets in the name of Licensor and at Licensee’s expense and for Licensee’s benefit. Licensor consents to be a party and to cooperate with Licensee in any such suit brought by Licensee pursuant to this Section 7.8.

7.9
Licensor shall as a matter of course approve all requests to add Persons as Customers to Schedule A of this Agreement within thirty (30) days, for which a viable business opportunity exists, so long as (1) the Person being added as the Customer has not dictated the use of the nonprofit status of RRI, (2) the Licensor is not previously limited by an agreement in writing that would preclude the addition of such Person as a Customer, and (3) such addition would not jeopardize the nonprofit 501(c)(3) status of RRI. Notwithstanding the foregoing, (1) to the extent that no written agreement is signed between the Customer and Licensee within one year of approval by Licensor, or (2) no revenue is received for a consecutive two year period for a Customer on Schedule A, then such Person shall be automatically removed from Schedule A.

7.10
To the extent a Person is added to Schedule A to become a Customer, and such Customer has an existing or previous business relationship with RRI or to the extent that a Customer requests to use the nonprofit 501(c)(3) status of RRI, Licensee shall grant and hereby does grant a nonexclusive, perpetual, royalty free, worldwide, non-transferable license, with the right to grant sublicense, to use the Technical Information and to copy, modify, display, and create derivative works of any copyrighted portions of the Technical Information, solely with the Customer having such business relationship with RRI.

8.	TRADEMARKS
8.1	Licensee shall comply with such standards and instructions as Licensor may establish from time to time with respect to the style, appearance and manner of use of the Trademarks.
8.2	In accordance with Licensor’s instructions, Licensee shall cease or modify any use of the Trademarks that Licensor deems not to be in compliance with the applicable standards or instructions.
8.3
Licensee recognizes the great value of the goodwill associated with the Trademarks and acknowledges that the Trademarks and all the rights therein, as well as the goodwill attached thereto, inure to the benefit of, and belong exclusively to, Licensor. Licensee shall at all times recognize the validity of the Trademarks and Licensor’s rights and title therein. Licensee shall not, during the term of this Agreement or thereafter, attack, impair or put in issue the title or any rights of Licensor in and to the Trademarks or attack the validity of the License granted herein.

9.	ROYALTY
9.1
In consideration of the license rights granted by Licensor to Licensee hereunder, Licensee shall pay to Licensor a royalty fee of US$10,000 annually, payable in quarterly installments of US$2,500, on a pro rata basis according to the ratio of the number of days during the year this Agreement is in force to the total number of days in a year (365 days). Licensor and Licensee acknowledge that at a mutually agreed upon time this annual royalty fee may be adjusted as mutually agreed to by the Parties.

9.2
All royalty fee payments shall be payable within thirty (30) days after the last day of the applicable quarter or such reasonable time period as Licensor may from time to time determine at its discretion. The royalty fee will be payable in the currency and manner the parties may from time to time mutually agree.

9.3
The royalty fee in Section 9.1 may be satisfied in whole, as mutually agreed by the Parties, by providing annual services by the Licensee to the Licensor, in particular by the Licensee providing research and development services for the Licensor.

10.	MISCELLANEOUS
10.1
The Licensor and Licensee shall cooperate to promptly develop a Disaster Recovery Plan (“DRP”) with regard to the Proprietary Software and Database. At a minimum, Licensor shall provide the following: (a) two (2) or more backup copies of all Proprietary Software and Database located on separate servers; and (b) at least one (1) copy of all Proprietary Software and Database, with source codes retained on disk or tape and maintained in a locked room or vault or other mutually agreed upon secure storage space.

10.2
Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by the Licensee, in whole or in part, whether voluntary or by operation of law, including any merger or consolidation, without the prior written consent of the Licensor, such consent not being unreasonably withheld.

10.3
All notices or reports permitted or required under this Agreement shall be in writing and shall be forwarded by personal delivery, telegram, facsimile, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission.

10.4
This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Michigan, without regard to the conflicts of laws principles of such state. Any suit to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall be brought only in federal courts located in Eastern District of Michigan or state courts located in Oakland County, Michigan. Each Party hereby agrees that such courts shall have in personam jurisdiction and venue with respect to such Party, and each Party hereby submits to the in personam jurisdiction and venue of such courts.

10.5
If any provision of this Agreement shall be unlawful, void, or unenforceable, then that provision notwithstanding, this Agreement shall not render this Agreement unenforceable, or invalid as a whole, and such unlawful, void or unenforceable provision shall be changed and interpreted so as to best accomplish the objectives of such unlawful, void or unenforceable provision within the limits of applicable law or judicial decision.

10.6
This Agreement may be modified only in a writing signed by both parties. The failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights; nor shall the waiver by either Party of a breach of any provision thereof be taken or held to be a waiver of the provision itself.

10.7
The parties do not expect that the performance of either Party under this Agreement will give rise to any tax liability. Notwithstanding the foregoing, each Party agrees to pay any tax, tariff or duty, including penalties or interest, as well as any costs associated with the collection thereof, assessed upon such Party as a result of its performance under this Agreement.

10.8
This Agreement is the complete, final and exclusive statement of the agreement between the parties with respect to the subject matter hereof, and supersedes any proposal or prior or contemporaneous agreement or communications between the parties (whether oral or written) relating to the subject matter thereof.

10.9
In addition to the obligations required to be performed hereunder, the parties agree to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to this Agreement such other instruments, documents and other materials, as may reasonably be required to carry out the intent of this Agreement.

10.10
The parties agree that each Party, relative to the other, is to be considered an independent contractor. In no manner shall this Agreement be construed as creating a relationship of principal and agent among the parties, or otherwise establishing a partnership or joint venture among the parties. The parties shall refrain from acting or attempting to act or represent themselves, directly or by implication, as having the power to bind another Party, or to assume or create any obligations on behalf of another Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Vanahab Health Diagnostics LLC		NxOpinion LLC
(“Licensor”)		(“Licensee”)

By: Vanahab LLC, its member		By:	/s/ Joel C. Robertson
Joel C. Robertson, its Manager

By:	/s/ Joel C. Robertson Joel C. Robertson, Manager of Vanahab LLC

By:	/s/ Vickie Robertson Vickie Robertson, Manager of Vanahab LLC

Date 4-28-10		Date: 4-28-10